Exhibit 11

YSL & Associates LLC Certified Public Accountants	Member of Parker Randall International

11 Broadway, Suite 700, New York, NY 10004	Tel: (212) 232-0122 Fax: (646) 218-4682

July 1, 2022

To the Board of Directors and Shareholder of

Ohanae Inc.

We consent to the use, in the Regulation A Offering Statement on Form 1-A, of Ohanae Inc. (the “Company”), of our report dated March 8, 2022 on our audit of the consolidated statements of financial position of the Company as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in shareholder’s equity and cash flows for the years then ended.

YSL & ASSOCIATES LLC